Exhibit 10.3

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Consulting Services Agreement

This Consulting Services Agreement (this “Agreement”) effective as of April 6, 2026 (the “Effective Date”) is made by and between ATN International Inc. having its registered office at 500 Cummings Center, Suite 2450, Beverly, MA 01915 (the “Company”) and Brad W. Martin, (“Consultant”).

The Company and Consultant agree as follows:

1.             Engagement:

The Company hereby engages Consultant, and Consultant hereby agrees to perform the services as mutually agreed upon by the parties (the “Services”). The Services shall include, but are not limited to, the following projects for the Company:

a)	The services and deliverables as further described on Schedule A attached hereto; and
b)	Any other matters as the Company shall expressly request from time to time.

2.             Performance

Consultant represents and warrants that it has the experience and ability to perform the Services and that he shall perform the Services in a professional, competent and efficient manner in accordance with the terms and conditions set forth in this Agreement. Consultant shall comply with all applicable laws, regulations and other requirements of any applicable governmental authority as well as the Company’s internal policies and procedures, including Company’s Code of Ethics (available at https://ir.atni.com/corporate-governance), in Consultant’s performance of the Services. Further, when processing personal data of any kind during the course of the Services Consultant shall comply with all relevant data protection legislation and/or any of the Company’s policies and procedures regarding data protection. Upon request, Consultant shall furnish the Company with written progress reports regarding the status of the Services being performed. Consultant shall not delegate or subcontract performance of the Services to any other person or entity without the Company’s prior written consent. Consultant shall coordinate the Services with Company’s representative, Michael T. Prior.

3.             Compensation

3.1           In consideration for performance of the Services, the Company shall pay Consultant the fees described in Schedule A, plus reasonable out-of-pocket expenses incurred in accordance with Company’s Reimbursable Travel Expense Guidelines for ATN Suppliers located at https://www.atni.com/about-atn/supplier-information, during the period from the date of this Agreement to the date this Agreement is terminated in accordance with its terms.

3.2           All travel expense must be pre-approved in advance by Company in writing and any other expense items over $25.00 must be pre-approved by the Company in advance in writing.

3.3           The Consultant shall submit to the Company at the end of each month (or other period that may be specified in Schedule A) a reasonably detailed invoice, describing the hours worked, the Services performed during such month, reimbursable expenses, and receipts for reimbursable expenses incurred in such month during the course of performing the Services. The Company shall pay Consultant according to the payment terms described in Schedule A. Consultant hereby agrees to permit the Company and its agents to examine upon request its books and records as to any expenditures he might make, directly or indirectly, on the Company’s behalf.

4.             Confidentiality, Nondisclosure and Data Protection

4.1           In the course of performing the Services, Consultant (including, if applicable, its directors, officers and employees (its “Representatives”)) may receive or otherwise learn information from the Company and its ultimate parent company, ATN International, Inc. (“ATN”), including, without limitation, information regarding the Services, potential acquisitions, investment opportunities, the Company’s billing and other systems, or the Company’s finances, plans, marketing, customers, vendors, products, technology, research and know how, in addition to information regarding other companies or persons (a “Third Party”) which the Consultant may have received from the Company, ATN or directly from such Third Party, and which has been designated as confidential information or would reasonably be considered confidential based on the nature of the information and the circumstances of the disclosure (collectively, the “Confidential Information”).

4.2           Consultant will hold the Confidential Information in confidence and protect it in accordance with the security measures by which he protects his own proprietary and/or Confidential Information of similar kind, provided that Consultant will use at least a reasonable degree of care. Consultant will use the Confidential Information solely for the performance of the Services and such Confidential Information will be kept confidential by Consultant, except that Consultant may disclose the Confidential Information, or portions thereof, to his Representatives who need to know such information for the purpose of performing the Services and who are bound by obligations of non-disclosure at least as restrictive as those imposed by this Agreement.

4.3           If Consultant or any of his Representatives become legally compelled by law, regulation, rule, or by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, or is advised by legal counsel to disclose any of the Confidential Information, Consultant will use reasonable efforts to provide the Company with prompt notice of such requirement or advice prior to disclosure so that the Company or Third Party, as the case may be, may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. If such protective order or other remedy is not obtained prior to the date that the Consultant or his Representative is compelled to disclose any of the Confidential Information, or the Company or such Third Party waives compliance with the provisions hereof, the Consultant or his Representative will furnish only that portion of the Confidential Information which he is legally required to so furnish and use reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. Notwithstanding anything herein to the contrary, nothing in this agreement shall (i) prohibit the consultant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the United States Securities Exchange Act of 1934 or Section 806 of the United States Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of local, state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

4.4           Upon the Company’s request or in any event upon completion of the Services, Consultant will return to the Company all notes, data, documents, media and other items containing, or relating in any way to the Confidential Information or the Results (as defined below) and any copies in Consultant’s possession or control.

4.5           Consultant hereby acknowledges that he acquires no rights in or to any of the Confidential Information under this Agreement apart from the rights set forth in this Section 4.

4.6           Consultant agrees to indemnify and hold harmless the Company and ATN from and against any and all claims, losses, costs, liabilities, damages and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of or in connection with any breach by Consultant or any of his Representatives of this Section 4.

4.7           Notwithstanding anything herein to the contrary, the confidentiality and nondisclosure obligations of the parties set forth in this Agreement will survive the expiration or termination of this Agreement.

4.8           Consultant acknowledges and agrees that personal data Consultant provides to the Company may be transferred, disclosed,  stored, processed and maintained by Company electronically on servers, or in hard copy or original format, in a number of different jurisdictions, including without limitation, Bermuda, the Cayman Islands, Guyana, Trinidad & Tobago, the United States and its territories, and any of the other jurisdictions where the Company, its affiliates or subsidiaries have a presence. Consultant explicitly consents to the transfer of all personal data into and out of any such jurisdictions and to the processing of such personal data for the legitimate interests of the Company or that of its affiliates’ and/or for any purposes required by law.

5.             Material Nonpublic Information

Consultant understands that in the course of performing the Services Consultant may obtain material, nonpublic information about the Company, ATN and certain other publicly traded companies, including companies that are considering entering into a transaction with the Company. Consultant agrees that if (s)he obtains any such information (s)he will not trade in the securities of the company concerned, and (s)he will take reasonable precautions to ensure that such information is not divulged to persons who are not under a similar obligation, during such time as such information is material and nonpublic.

6.             Ownership

6.1           The Company’s employee or customer records and marketing or pricing strategy, business plans and financial projections, estimates, offers and term sheets relating to the Services and all other materials accumulated, authored, developed, first conceived, or first reduced to practice, by Consultant in performance of the Services, either alone or jointly with others, together with all proprietary rights associated with the any of foregoing (collectively the “Results”) shall be the exclusive property of the Company and shall be promptly disclosed and furnished to the Company by Consultant. The Company and Consultant expressly agree that the Results are “work made for hire” as defined in the United States Copyright Act and that the Company shall be considered the “author” of the Results for purposes of 17 USC. §§ 101 and 201 and other applicable copyright laws. If any Result does not constitute “work made for hire” Consultant hereby irrevocably assigns, transfers, and conveys to the Company, without separate compensation, all right, title and interest in and to such Result together with all associated patent, copyright, trade secret and other proprietary rights including the rights of registration and renewal worldwide. If all or any part of the Results or any rights therein are not legally assignable by Consultant to Company, or Consultant includes in the Results any invention, improvement, development, concept, discovery or other information or material not authored, developed, first conceived, or first reduced to practice, by Consultant during the performance of the Services, then Consultant hereby (a) grants the Company an unlimited, irrevocable, perpetual, worldwide, fully sub-licensable, transferrable, royalty-free, fully paid-up license to make, use, sell, offer for sale, copy, modify, and create derivative works of such Results for any purpose in all forms of media now known or hereafter created. Further, to the extent moral rights are not assignable under applicable law, Consultant hereby irrevocably and forever waives, and agrees not to assert, all such rights which Consultant may now have or which may accrue under any applicable law in the Results, including any right of integrity of any Results, right of attribution, and any other residual rights under any applicable law now in force or hereafter enacted. Consultant acknowledges receipt of equitable and adequate compensation for his assignment and waiver of such rights.

6.2           Consultant shall take, at the Company’s expense, all actions during or after the performance of the Services reasonably requested by the Company for the implementation of this Section 6 or to evidence, perfect or protect the Company’s ownership of the Results and associated proprietary rights (including the execution, acknowledgment and delivery of instruments of conveyance, patent, copyright, trademark or other proprietary right registration applications or other documents). Consultant hereby irrevocably designates and appoints Company as his agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and on his behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of this Section 6 with the same legal force and effect as if executed by Consultant.

7.             Term and Termination

The Term of this contract shall begin on the Effective Date and expire on the date set forth in Schedule A. However, either party may terminate the Services at any time, with cause, by ten (10) days written notice of termination to the other party. Upon termination by either party, Consultant shall deliver to the Company the Results in their then current condition. Upon Company’s acceptance of the Results, the Company shall pay the Consultant for Services successfully rendered through the termination date. This Agreement shall survive the completion of any work performed and/or the termination of the Services under this Agreement.

8.             Third Party Intellectual Property

Consultant represents and warrants to the Company that he is lawfully entitled to disclose or use any trade secrets, inventions, works of authorship or other intellectual property of a third party used in Consultant’s performance of the Services. Consultant agrees to indemnify and hold harmless the Company from and against any and all claims, losses, costs, liabilities, damages and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of or in connection with any breach by Consultant of this Section.

9.             Anti-Corruption.

9.1           Consultant understands that the laws the United States, specifically, the Foreign Corrupt Practices Act of 1977, as well as the laws of the jurisdictions in which the Services are conducted and other nations (such laws, including the rules and regulations thereunder, known as “Anti-Corruption Laws”), prohibit, among other things, the provision of any gift, contribution or bribe to a government official in order to obtain a competitive advantage. Consultant agrees not to take and to date not taken, any action, directly or indirectly, that would result in a violation by such persons of Anti-Corruption Laws, including, without limitation, offering, paying, promising to pay or authorizing the payment of any money or offering, giving, promising to give, or authorizing the giving of, anything of value to any government official or any political party or official thereof or any candidate for political office, in each case, in contravention of Anti-Corruption Laws. Consultant has conducted his business in compliance with all applicable Anti-Corruption Laws and has instituted and maintained policies and procedures designed to ensure, and that are reasonably expected to continue to ensure continued compliance therewith.

9.2           Consultant understands and agrees any false or misleading information provided herein may be grounds for treating any agreement between the Company and Consultant as void ab initio.

10.           Independent Contractor. Consultant shall be and act as an independent contractor (and not as an employee, agent or representative of the Company) in the performance of the Services for the Company. Consultant shall: (a) not be entitled to any worker’s compensation, pension, retirement, health insurance or other benefits afforded to employees of the Company; (b) provide for all federal income tax and other withholding relating to Consultant’s compensation; (c) pay all social security, unemployment and other employer taxes and assessments relating to Consultant’s employment or compensation; (d) provide all worker’s compensation and other insurance relating to Consultant’s employment; (e) perform all reporting, recordkeeping, administrative and similar functions relating to Consultant’s employment or compensation; and (f) maintain his own insurance in such amounts adequate to cover his performance of the Services, including, but not limited to, comprehensive professional liability insurance. Upon request, Consultant shall provide the Company evidence of compliance with the foregoing. Consultant shall not be entitled to, and shall not attempt to, create or assume any obligation, express or implied, on behalf of the Company. This Agreement shall not be construed as creating an employment, agency, association, joint venture, partnership or franchise relationship between the parties, nor should this Agreement be construed as a guarantee or offer of future employment. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Schedule A. If, notwithstanding the foregoing, Consultant is reclassified as an employee of Company, or any affiliate of Company, by any governmental authority or as the result of any administrative or judicial proceeding, Consultant agrees that Consultant will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or a retrospective basis, any employee benefits under any plans or programs established or maintained by Company. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, employee benefits, and labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant.

11.           Injunctive Relief; Costs

11.1           Consultant acknowledges that any breach by Consultant of Sections 2, 4, 5 or 6 of the Agreement will cause irreparable injury to the Company for which financial recovery would be incomplete. In the event of such breach, the Company shall be entitled to injunctive relief or other equitable remedy. The rights and remedies of the Company under this Section are in addition to all other remedies.

11.2           Further, in any legal action or proceeding in connection with this Agreement (e.g., to recover damages or other relief), the prevailing party will be entitled to recover its reasonable attorneys’ fees and other costs incurred.

12.           Limitation of Liability and Indemnification

12.1           The obligations of the Company under this Agreement are obligations solely of Company, without recourse to ATN or any other entity or person. In no event shall Consultant have or assert any claim against or recourse to ATN or the owners, affiliates, directors, officers, employees, agents or representatives of Company, whether by contract, operation of law or otherwise.

12.2           IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ITS AFFILIATES OR SUBCONTRACTORS FOR ANY SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL LOSS OR DAMAGE (INCLUDING DAMAGES OR CLAIMS IN THE NATURE OF LOST REVENUE, INCOME, PROFITS OR INVESTMENT OPPORTUNITIES) AND EACH PARTY HEREBY RELEASES THE OTHER PARTY FROM ANY SUCH LIABILITY.

12.3           Consultant shall defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys' fees) arising out of or resulting from:

(a)             bodily injury, death of any person or damage to real or tangible personal property resulting from Consultant’s acts or omissions arising under this Agreement;

(b)             Consultant’s breach of any representation, warranty or obligation under this Agreement; and

(c)             a determination by a court or agency that Consultant is not an independent contractor.

12.4           Consultant’s indemnity obligations arising under Section 12.3 shall be limited to the amount of fees payable under this Agreement.

13.           Assignment; Beneficiaries

Consultant shall not assign all or any part of this Agreement or any work performed, by operating of law or otherwise, without the prior written consent of the Company. ATN is a third party beneficiary of this Agreement and entitled to enforce all of the rights of the Company and obligations of Consultant as if it were a party hereto.

14.           Governing Law; Jurisdiction; Venue; Waiver of Jury Trial

14.1           This Agreement is governed by and to be construed in accordance with the laws of the Cayman Islands without regard to the choice or conflicts of laws provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction. Consultant irrevocably consents to the jurisdiction and venue of the courts located in the Cayman Islands in connection with any action relating to this Agreement. Consultant will not bring any action relating to this Agreement in any other court.

14.2           EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

14.3           The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices, and legal proceedings entered into, given, or instituted pursuant hereto or relating directly hereto, be drawn up in English.

15.           Notices

All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by electronic mail (with a confirmation copy sent by one of the other methods authorized in this Section), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Company or ATN, addressed to:

ATN International Inc.

500 Cummings Center, Suite 2450

Beverly, MA 01915

Attention: General Counsel

Email: legalnotices@atni.com

If to Consultant, addressed to:

Brad W. Martin

[***]

16.           Miscellaneous

This Agreement constitutes the entire agreement, and supersedes all prior agreements of the Company and its affiliates on the one hand and Consultant on the other hand, relating to the Services or any other services provided by Consultant to the Company or its affiliates.

In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument. Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile, .PDF or other digital or electronic transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ATN INTERNATIONAL, INC.		CONSULTANT

By:	/s/ Michael T. Prior	By:	/s/ Brad W. Martin
Name:	Michael T. Prior	Name:	Brad W. Martin
Title:	Executive Chairman	Title:	Consultant
Date:	April 6, 2026	Date:	April 6, 2026

Signature Page to Consulting Services Agreement

Schedule A

SCOPE OF WORK

1.     Description of Services

1.1     General: Act as a resource to the executive team during the CEO transition to ensure a smooth transition of duties.

2.     Compensation and Invoicing

2.1     Compensation: $12,500 USD to be paid by April 30, 2026, and $12,500 USD to be paid by May 31, 2026.

3.     Term and Termination

3.1     Term. Services will begin on April 7, 2026, and expire on May 31, 2026, unless terminated earlier in accordance with this Agreement.